Consent of Independent Registered Public Accounting Firm

The Board of Trustees of The MainStay Funds
and the Board of Trustees of Eclipse Funds:

We consent to the use of our reports dated December 22, 2008, with respect to the financial statements of the MainStay Small Cap Growth Fund, a series of The MainStay Funds, and the MainStay Small Company Value Fund (formerly MainStay Small Cap Opportunity Fund), a series of Eclipse Funds, as of October 31, 2008, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Highlights of MainStay Small Company Value Fund” in the Proxy Statement/Prospectus and Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 15, 2009